EMPLOYMENT LETTER

April 1, 2002

Mr. Thomas Vincent Kalebic
1671 Alexis Court
Lake Forest, IL 60045 USA

Re: Offer of Employment

Dear Mr. Kalebic:

We are pleased to offer you the position of President and Chief Executive Officer with Healthtrac, Inc. (formerly known as VirtualSellers.com Inc and hereinafter referred to as the "Company") and a seat on the Board of Directors. This Letter Agreement sets out the terms and conditions upon which the Company is prepared to employ you. Your execution of this Letter Agreement constitutes your acceptance of the following terms and conditions:

1. EMPLOYMENT TERM

1.1 The Company agrees to employ you for a two (2) year term (the "Term") commencing April 1, 2002 (the "Effective Date"), and ending on the second anniversary thereof, or upon termination pursuant to section 7 of this Letter Agreement, whichever is earlier (the "Date of Termination"). Upon expiration of the Term (or any subsequent Renewal Term), you and the Company may, by mutual agreement at the time, renew your employment for further one year terms (each a "Renewal Term"), upon the terms and conditions set out in this Letter Agreement or in any subsequent written agreement signed by you and the Company.

2. JOB DESCRIPTION

2.1 During the Term, you will serve the Company as its President and Chief Executive Officer. In this capacity, you will report to the Board of Directors and perform the duties and responsibilities set out in Schedule "A" to this Letter Agreement, and such other incidental duties and responsibilities as may be required by the Company and assigned to you from time to time by the Board of Directors (the "Services").

2.2 Immediately following the Effective Date you will purchase from the Company 1,000,000 common shares in the Company's share capital at a purchase price of $0.05 per share.

2.3 You agree that the Company may change or amend the Services performed by you at any time at the sole discretion of the Company and that such change shall not affect the validity or enforceability of this Letter Agreement; provided that no such change shall diminish your salary; provided further that any such changes are consistent with your position, responsibilities and authority as President and Chief Executive Officer hereunder. If any such change involves relocation of the Company's Chicago office outside of the metropolitan Chicago area, the Company agrees to be responsible for any reasonable commuting expenses (including reasonable rental for accommodation and travel expenses) incurred by you in performing the Services away from your home in metropolitan Chicago.

2.4 You agree that performance of the Services under this Letter Agreement shall be subject to all Company policies, procedures and rules in effect at the time, as may be amended by the Company at its sole discretion from time to time.

3. REMUNERATION AND BENEFITS

3.1 During the first six months of the Term, the Company will pay to you a monthly salary of $12,500. On the six-month anniversary of the Effective Date, your monthly salary will be increased to $25,000 for the remainder of the Term.

3.2 The Company also agrees to grant to you options (the "Stock Options") to purchase Four Million (4,000,000) common shares in the capital of the Company with an exercise price and a vesting schedule as set forth in a Stock Option Agreement to be entered into between you and the Company (the "Stock Option Agreement"). In the event of a conflict between the terms of this Letter Agreement and the terms of the Stock Option Agreement, the terms of the Stock Option Agreement shall control. The form of the Stock Option Agreement shall be the form generally used by the Company pursuant to the Company's Stock Option Plan. The Stock Options will have an exercise price of $0.10. One million of the Stock Options (the "First Million Stock Options") will vest immediately upon your acceptance of this Letter Agreement. An additional one million Stock Options (the "Second Million Stock Options") will vest on the earlier of (a) the six month anniversary of the Effective Date if you are still employed by the Company on that date or (b) the date that the Company terminates your employment without Cause (as hereinafter defined) (it being understood that the Second Million Options will not vest if you resign from your employment with the Company prior to the six month anniversary of the Effective Date or if the Company terminates your employment during this period with Cause). The remaining two million Stock Options will vest on the date upon which the Company's quarterly earnings before interest, depreciation, taxes and amortization (EBIDTA) and before any special charges as defined by generally accepted accounting principles (GAAP) equal or exceed $0 for any consecutive three month period. All of the Stock Options will expire on the earlier of the (a) tenth anniversary of the Effective Date or (b) the second anniversary of the date of the termination of your employment with the Company.

3.3 Subject to your eligibility pursuant to applicable law and the terms and conditions of each plan, you shall be entitled to participate in any employee health, retirement, life insurance and executive employee bonus or performance plans that are or may from time to time during the Term or any subsequent Renewal Term be offered by the Company to its employees. The benefit plan, or portions of it, may be altered, amended, introduced, or discontinued by the Company from time to time. The policy documents for the benefit plan shall determine your benefit entitlement.

4. EXPENSES

4.1 In accordance with the policies formulated by the Company from time to time, you shall be reimbursed for all reasonable travelling and other expenses actually and properly incurred by you in connection with the performance of your duties and functions. For all such expenses you will keep proper accounts and will furnish statements and receipts to the Company within 60 days after the date the expenses were incurred.

5. VACATION

5.1 You will be entitled to an annual vacation of four (4) weeks, pro-rated for the Term and any subsequent Renewal Term.

6. EXCLUSIVE SERVICE

6.1 You shall devote your working time and attention to the performance of the Services under this Letter Agreement and shall not, during the Term and any subsequent Renewal Term, engage in any other business duties, activities or employment that competes or conflicts with the business or activities of the Company; provided, however, that you may devote reasonable time and attention to manage your personal investments and affairs to the extent such activities do not interfere with the performance of your duties and responsibilities hereunder. You further agree to truly and faithfully serve the best interests of the Company at all times during the Term and any subsequent Renewal Term.

6.2 Your work will be of such a nature that regular hours may be insufficient and impractical, and occasions may arise where you will be required to work more than 8 hours per day, or more than 5 days per week. It is also anticipated that you may be required to work evenings, weekends, or holidays in order to properly perform the Services. The consideration set out in this Letter Agreement shall be in full and complete satisfaction for any and all work you perform for the Company, regardless of where and when such work and Services are performed. You shall not be entitled to any overtime payment, or any other additional payment for the performance of the Services. In return, the Company recognizes that so long as you properly perform the Services, you may devote the remainder of your time and attention to other non-competing pursuits.

7. TERMINATION OF EMPLOYMENT

7.1 Either you or the Company may terminate your employment at any time effective immediately upon delivering written notice for Cause (as hereinafter defined), or upon notice as set out below without Cause. The term "Cause" means:

(a) conviction of a felony or any other criminal offense which has a material adverse affect on the Company;

(b) willfull commission of acts materially detrimental to the Company's business or reputation; or

(c) material breach of any of your covenants as specified in this Agreement or any Schedule attached to this Agreement.

7.2 You may resign upon giving to the Company 30 day's prior written notice. On receipt of this notice of resignation, the Company may elect to pay to you 30 day's base salary in respect of the notice period, in which case the resignation shall be effective immediately upon such payment being made, regardless of whether the resignation was for a date beyond 30 days from the date the notice was received.

7.3 The Company may terminate your employment at any time without Cause effective immediately upon delivering to you a written notice of the termination of your employment. If the Company terminates your employment without Cause, the Company shall be required to pay to you or to your estate if you are no longer living, in addition to any of the Stock Options that have then vested, termination compensation in an amount equal to the following ("Termination Compensation"):

(a) if the Company terminates your employment without Cause prior to the six-month anniversary of the Effective Date, the amount of your Termination Compensation shall be equal to $110,000; or

(b) if the Company terminates your employment without Cause on or after the six-month anniversary of the Effective Date, the amount of your Termination Compensation shall be equal to one year of your then-current salary.

Termination Compensation shall be paid within ninety (90) days following the effective date of the termination. In the event that the Company terminates your employment pursuant to this Section 7.3 on or after the six-month anniversary of the Effective Date, the Company may elect to pay up to half of the Termination Compensation in marketable registered securities.

7.4 You shall also be entitled to Termination Compensation in the event that you elect to terminate your employment with the Company or any successor to the Company's obligations under this Agreement at any time during the 90 day period following the date any successor acquires all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock or otherwise (hereinafter, a "Sale"). If you elect to terminate your employment pursuant to this Section 7.4 on or after the six-month anniversary of the Effective Date but before the date of completion of a Sale, the Company may elect to pay up to half of the Termination Compensation in marketable registered securities.

7.5 This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and the Company's successors and permitted assigns. The Company shall require any successor to all or substantially all of the business of the Company, whether direct or indirect, by merger, consolidation or acquisition of stock (but excluding any asset sale), expressly to assume and agree to perform this Letter Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

7.6 It is agreed that in the event of termination of employment, neither you nor the Company shall be entitled to any notice or payment in excess of that specified in this section 7. Subject to the terms of the Stock Option Agreement, and notwithstanding section 3.2 of this Letter Agreement, no further options shall vest to you after you have received notice of termination of your employment.

7.7 If any applicable legislation should provide for a period of notice that is greater than that set out in this section 7, the Company shall comply with that legislation and you shall be entitled to receive the notice of termination as prescribed therein.

8. CONFIDENTIAL INFORMATION AND COMPANY PROPERTY

8.1 You acknowledge that pursuant to the terms of this Letter Agreement, you will acquire information of a confidential nature relating to the business of the Company or its parent company or any affiliates, including, without limitation, product information, trade secrets, technical information, marketing strategies, sales and pricing policies, costing information concerning products and services provided by the Company, financial information, business plans, list of suppliers, lists of present and prospective customers of the Company and related information (the "Confidential Information") which is the exclusive property of the Company and which, if disclosed, could cause irreparable harm to the Company. Accordingly, you agree and undertake that during the Term and any subsequent Renewal Term, and following the termination of this Letter Agreement for any reason, you shall:

(a) treat confidentially all Confidential Information belonging to the Company, its parent company or any affiliates; and

(b) shall not use or disclose the Confidential Information to any third party, except for the purpose of carrying out the Services under this Letter Agreement.

8.2 You further agree and undertake that during the Term and any subsequent Renewal Term and for a period of one (1) year from the Date of Termination of this Letter Agreement for any reason, you shall not:

(a) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any investor (except for any new investors that you bring to the Company during the Term), customer or prospective customer (as hereinafter defined) of the Company or any of its affiliates as of the Date of Termination of this Letter Agreement, to become an investor or customer of any business or enterprise that competes with the Company or any of its affiliates anywhere in the United States; or

(b) solicit or entice, or attempt to solicit or entice, either directly or indirectly, any employee of the Company or any of its affiliates as of the Date of Termination of this Letter Agreement, to become an employee of any business or enterprise that competes with the Company or any of its affiliates anywhere in the United States.

For the purposes of Section 8.2(a), a "prospective customer" means any person (natural or otherwise) that has been identified by any of the Company's sales personnel (or the sales personnel of any of the Company's affiliates) as a prospective customer on any sales report filed with the Company (or any of its affiliates) within the twelve (12) month period immediately preceding the Date of Termination of this Letter Agreement.

8.3 Upon the termination of your employment with the Company for any reason, you will deliver to the Company any and all property belonging to the Company or its clients, including, without limitation, any devices, records, data, notes, reports, proposals, client lists, correspondence, materials, equipment or other documents or property, and any copies or reproductions thereof, which may have come into your possession or been generated or developed by you during the course of your employment.

9. INDEMNITY

9.1 The Company hereby agrees to indemnify you against all charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by you in respect of any civil or criminal or administrative action or proceeding to which you are made a party, except for actions by or on behalf of the Company, by reason of being or having been a director or an officer of the Company if:

(a) you acted honestly and in good faith with a view to the best interest of the Company; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reason to believe that your conduct was lawful.

9.2 The Company hereby agrees that, with the court's approval (which the Company will request), it will indemnify you against all charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by you in respect of an action on behalf of the Company to procure a judgment in its favour to which you are made a party by reason of being or having been a director or an officer of the Company if:

(a) you acted honestly and in good faith with a view to the best interest of the Company; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reason to believe that your conduct was lawful.

The indemnity set forth in this Section 9.2 will also apply (as will the requirement for the court's approval) to an action by the Company to procure a judgment in its favour to which you are made a party by reason of having been a director or officer of the Company, but only if (i) the Company is unsuccessful in the action or does not prosecute the action to judgment and (ii) the conditions set forth in Subsections 9.2(a) and (b), above, are fulfilled.

9.3 Within ten (10) days after you become aware of a claim that you reasonably expect might result in a demand on the Company pursuant to the indemnities contained in Section 9.1 or 9.2, you will give the Company written notice of that claim describing the claim in reasonable detail. Upon its receipt of such notice, the Company shall be entitled to elect, upon written notice to you sent within ten (10) days following the Company's receipt of your notice, to assume the defense of that claim.

10. MISCELLANEOUS

10.1 This Letter Agreement shall be governed by and construed in accordance with the laws of the state of Illinois applicable to contracts made and to be performed in that state without giving effect to the conflict of laws principles thereof.

10.2 This Letter Agreement and the Stock Option Agreement referred to in Section 3.2 and any other agreement expressly referred to herein supersedes any prior agreement, whether written or oral, with respect to your employment by the Company.

10.3 In accepting employment with the Company, you acknowledge that you have relied solely and exclusively upon the terms and conditions expressly set out in this Letter Agreement, and not upon any other representations which may have been made to you either during or after the hiring process.

10.4 If any covenant or provision of this Letter Agreement is found to be invalid or unenforceable in whole or in part, for any reason, such provision shall be deemed not to affect or impair the validity or enforceability of any other covenant or provision of this Letter Agreement, which shall continue to have full force and effect.

10.5 The waiver by the Company of any breach by you of any provision of this Letter Agreement shall not operate or be construed as a waiver by the Company of any subsequent breach of the same or any other provision of this Letter Agreement by you.

10.6 No modification or amendment of this Letter Agreement shall be binding upon either party unless witnessed in writing and duly executed by both parties.

10.7 This Letter Agreement shall enure to the benefit of and be binding upon the parties hereto, together with their personal representatives, successors and permitted assigns.

10.8 This Letter Agreement is a personal service agreement and may not be assigned by either party without the prior written consent of the other party.

10.9 This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

10.10 Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

If you are prepared to accept employment with the Company on the foregoing terms, kindly confirm your acceptance and agreement by signing the enclosed duplicate copy of this Letter Agreement where indicated, and return one copy to us.

We ask that you fully consider all of the above terms, and obtain any advice that you feel is necessary, including legal advice, before you execute this Letter Agreement. Please take whatever time is necessary to obtain such advice.

Yours very truly,

Healthtrac, Inc.

Per: /s/ Dennis Sinclair
Dr. Dennis Sinclair, on behalf of the Board of Directors

Accepted and agreed to this 11th day of April, 2002. I have read and understand the terms and conditions of employment set out in this Letter Agreement.

/s/ Thomas V. Kalebic
Thomas V. Kalebic

SCHEDULE "A"

1. EXECUTIVE SUMMARY OF POSITION

You will be responsible for all facets of the business, including working with the Board to establish and meet the goals and objectives of the Company. This includes preparing and initiating strategic and business plans, ensuring the viability of the Company and improving the Company's share price.

2. KEY PERFORMANCE CRITERIA

The following performance objectives reflect the goals of the President and Chief Executive Officer of the Company. The failure on behalf of the President and Chief Executive Officer to meet these goals can, in and of themselves, in no way be construed as a material breach of any of the covenants of the Agreement to which this Schedule A is attached (the "Agreement") or a reason for termination for Cause as defined under section 7 of the Agreement.

2.1 Leadership

You will be responsible for the leadership and direction of the Company.

2.2 Fund Raising

You will be responsible for the coordination of capital in an effort to adequately fund the ongoing operations as well as provide for research, development and growth of the business.

2.3 Improve Financial Performance

You will strive for the following objectives:

- Improve share price

- Improve the financial stability of the Company

- Improve profitability

- Increase revenue

- Ensure that acceptable financial practices are maintained

2.4 System Development and Maintenance

- Supervise the completion of the new system development process including testing and migration of existing client data into new systems for internal and external customers

- Be accountable to develop continuous maintenance processes for internal and external customers

- Be accountable for the stability of all introduced operating systems

2.5 Research & Development

- Supervise the development of a continuous quality improvement and product development process in efforts to insure that products and links are state-of-the-art and meet the needs of the marketplace

- Establish relationships and seek partnerships to assist in the evaluation of the Company's products and services to ensure that the products are developed scientifically and continue to represent best in class.

- Recommend and oversee other research and development strategies aimed at improving the Company's financial performance

2.6 Client Relations

You will strive for the following objectives:

- Operations that run smoothly and efficiently with the intent of satisfying customer needs

- The fulfillment of contractual obligations of the Company with respect to clients/licensees/partners in a professional manner and within budget provisions

2.7 Human Resources

You will be responsible and accountable for the performance, stability and morale of all human resources within the Company and will strive for the following objectives:

- Ensure that all employees are aware of their obligations to the Company (in writing), appropriately remunerated for the duties and responsibility and employee numbers and costs are within budget approvals

- Ensure that all legislative requirements with respect to employees are fulfilled

2.8 Operations

You will strive for the following objectives:

- Documentation of all necessary policies and procedures to promote efficient operations including the development of manuals for all supporting systems.

- Meet all operational contracts and timelines

2.9 Performance Reviews of the Company

- The Board is to receive a report on a quarterly basis confirming progress on all of the above areas.

- An annual formal performance review will be held each March that addresses the progress made.